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                                  [letterhead]





                                November 5, 1997

Best Buy Co., Inc.
7075 Flying Cloud Drive
Eden Prairie, MN  55344

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-8 (the "Registration Statement") of even date herewith of Best Buy Co., Inc., a Minnesota corporation (the "Company") relating to a proposed public offering of 700,000 shares of the Company's common stock, par value $.10 per share (the "Common Stock"), pursuant to the Best Buy Co., Inc. 1997 Directors' Non-Qualified Stock Option Plan, we, as counsel for the Company, have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of 700,000 shares of Common Stock by the Company, and that when issued and sold as contemplated in the Registration Statement, such shares will be validly issued, fully paid and nonassessable.

     We hereby consent to being named in the Registration Statement, and in the Prospectus related thereto, as counsel for the Company who have passed upon legal matters in connection with the issuance of the Common Stock. We further consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Yours very truly,

                                      /s/Robins, Kaplan, Miller & Ciresi L.L.P.